Exhibit 99.2

Xencor Presents Phase 1 Dose Selection Data for XmAb819, a Potential First-in-Class ENPP3 x CD3 Bispecific T-Cell Engager, in Development for Patients With Advanced Clear Cell Renal Cell Carcinoma and ENPP3+ Tumors

-- 400 mcg/kg chosen as proposed IV RP3D based on 45.5% cORR, 55% uORR and 82% 6-month PFS Kaplan-Meier estimate --

-- Xencor plans to discuss a potential accelerated approval pathway with the FDA in key ccRCC patient subgroups in 1H2027 --

-- Xencor plans global randomized study of monotherapy XmAb819 compared to tivozanib in a post PD-(L)1 and VEGFR TKI ccRCC patient population --

-- Management to host webcast Monday, October 26 at 7:00 a.m. ET / 4:00 a.m. PT --

PASADENA, Calif.--Oct. 25, 2026-- Xencor, Inc. (NASDAQ:XNCR), a clinical-stage biopharmaceutical company developing engineered antibodies for the treatment of cancer and autoimmune diseases, today announced updated results from the Phase 1 study of XmAb819, an ENPP3 x CD3 T-cell engaging bispecific antibody, in patients with advanced clear cell renal cell carcinoma (ccRCC). The results were presented by Sumanta Pal, M.D., FASCO, professor and vice chair of academic affairs at City of Hope Comprehensive Cancer Center, in a proffered paper oral presentation at the European Society for Medical Oncology (ESMO) Congress 2026 in Madrid, Spain. Xencor also reported additional follow-up data supporting selection of 400 mcg/kg as the intravenous proposed recommended Phase 3 dose and outlined plans for potential registration-enabling development by the end of 2027.

“We are excited to share the XmAb819 Phase 1 dose expansion results presented at ESMO today, along with key additional data, supporting the potential to bring T-cell engagement to treatment of patients with advanced clear cell renal cell carcinoma. We plan to initiate a potential registration-enabling study next year,” said Bassil Dahiyat, Ph.D., president and chief executive officer at Xencor. “XmAb819 exemplifies our approach to engineering XmAb 2+1 bispecific antibodies for selective targeting of malignant cells in solid tumors, and we anticipate that it will become the third XmAb 2+1 candidate to advance into late-stage development. With cash runway into 2029, we are well positioned to continue to pursue an accelerated pace of clinical development across our portfolios in oncology and autoimmune disease.”

“XmAb819 has demonstrated impressive antitumor activity in a heavily pre-treated and difficult-to-treat patient population with advanced clear cell renal cell carcinoma,” said Dr. Pal, who is also a study investigator. “At present, available treatments for renal cell carcinoma include checkpoint inhibitors and targeted therapies along the VEGF axis. XmAb819 is an agent with a wholly distinct proposed mechanism of action as a potential first-in-class ENPP3-targeted T-cell engager. Given the unique proposed mechanism as well as the efficacy and tolerability results we have seen thus far, it is critical to explore this agent in earlier settings and in other ENPP3-expressing malignancies.”

Xencor will host a webcast tomorrow at 7:00 a.m. ET (4:00 a.m. PT) to discuss the updated results presented at ESMO, additional data and development plans for XmAb819. The live webcast may be accessed through this link and through “Events & Presentations” in the Investors section of the Company’s website, located at investors.xencor.com. A recording will be available for at least 30 days.

Updated Phase 1 Results of XmAb819 Presented at ESMO

As of the September 1, 2026 data-cut, the Phase 1 study enrolled a total of 119 patients with advanced ccRCC across 11 different intravenous (IV) target dose levels. XmAb819 is administered as a weekly priming regimen with escalating priming doses followed by the maintenance target dose.

Three target dose levels were chosen for expansion and evaluation as a proposed recommended Phase 3 dose (RP3D), 100 mcg/kg, 200 mcg/kg and 400 mcg/kg (Expansion Doses, n=68). Patients enrolled into the Expansion Dose cohorts were heavily pre-treated with a median of three prior lines of therapy and were predominantly intermediate- to poor-risk (94%) by the IMDC (International Metastatic RCC Database Consortium) risk model. All patients had received at least one prior PD-(L)1 inhibitor and at least one prior VEGFR TKI. In addition, 63% of patients were previously treated with two or more prior VEGFR TKIs, and 34% of patients were treated with at least one HIF2α inhibitor. Response rate increased with increasing dose across Expansion Doses, and all Expansion Doses were generally well tolerated.

Expansion Dose Cohort, n1	100 mcg/kg n=30	200 mcg/kg n=25	400 mcg/kg n=11
Confirmed Objective Response Rate (cORR)[2] (95% CI)	30% (14.7% – 49.4%)	44% (24.4% – 65.1%)	45.5% (16.8% – 76.6%)
Disease Control Rate (95% CI)	87% (69.3% – 96.2%)	64% (42.5% – 82%)	82% (48.2% – 97.7%)
Median Follow-up (months)	4.1	4.5	6

1.	Efficacy analysis includes patients with at least one protocol-specified dose of XmAb819 and at least one post-baseline tumor assessment. Two patients enrolled into the 200 mcg/kg cohort are excluded due to not having a post-baseline tumor assessment, and one patient enrolled into the 400 mcg/kg cohort is excluded for never receiving a protocol-specified dose of XmAb819.
2.	Confirmed responses per investigator assessment, RECIST v1.1.

Of the 25 patients with confirmed response per RECIST v1.1, one had a complete response, 24 had partial responses and 19 of the responses remained ongoing as of the data cut with a median time on treatment of 7 months (range, 3.4 – 28.3).

XmAb819 was generally well tolerated in the combined Expansion Dose cohorts with manageable adverse events and a low 5.9% rate of treatment discontinuation due to related treatment-emergent adverse events (TEAEs). Grade 3 or higher related TEAEs occurred in 72.1% of patients. The most common Grade 3 or higher TEAEs were liver enzyme elevations (aspartate aminotransferase (AST) increased, 35.3%; alanine aminotransferase (ALT) increased, 33.8%), rash (combined term, 22.1%), hypotension (7.4%) and cytokine release syndrome (CRS, 5.9%). TEAEs occurred primarily during the priming period, and after day 29 the most common Grade 3 or higher TEAEs that occurred were liver enzyme elevations (ALT increased, 10.3%; AST increased, 8.8%), rash (combined term, 2.9%) and diarrhea (2.9%).

Cytokine-related adverse events, such as CRS, rash and liver enzyme elevations, were well managed, transient and had limited impact on treatment. CRS did not lead to dose delays, and one patient discontinued treatment due to CRS. Rash (combined term) led to dose delays in 4.4% of patients with no treatment discontinuations. Transaminase elevations were asymptomatic, transient, and self-limited, with a median time to resolution of seven days and no clinical sequelae; dose delays occurred in 14.7% of patients with no treatment discontinuations.

Suspected dose preparation errors were limited to three patients in the Expansion Dose cohorts (3/69 patients). The Expansion Dose analysis set excludes one patient who never received a protocol-specified dose of XmAb819, experienced an approximately 10-fold higher exposure than intended at the first and only dose administered, subsequently developed Grade 4 CRS, fully recovered and discontinued treatment. All three events occurred prior to introduction of the new study drug formulation.

Management to Discuss Additional Data and Development Plans on Webcast

As of a subsequent October 1, 2026 data-cut, the current efficacy evaluable cohort (n=11) at 400 mcg/kg IV reported 5 confirmed partial responses (cORR, 45.5%) and 1 unconfirmed partial response (uORR, 55%). The median progression-free survival (PFS) estimate was not reached, and more than 70% of patients remained on treatment. The 6-month Kaplan-Meier estimate of PFS was 82%. The safety results were consistent with the 100 mcg/kg and 200 mcg/kg target dose cohorts.

Xencor has selected the IV dose of 400 mcg/kg as the proposed IV RP3D for advanced clinical development. The decision is based on maturing data from the efficacy evaluable cohort (n=11) and with additional patients who have enrolled into this expansion cohort. Xencor anticipates a total efficacy-evaluable patient population treated at 400 mcg/kg of at least 20 patients to be available to support dose selection during the first half of 2027.

Xencor plans to discuss a potential accelerated approval pathway with the FDA in subsets of patients with advanced ccRCC who have exhausted standard of care. A pooled analysis of the three Expansion Doses provided two patient subsets, patients who had progressed after prior treatment exposure to at least one PD-(L)1 inhibitor and at least two VEGFR TKIs (n=42) and “triple class exposed” patients with prior treatment exposure to at least one PD-(L)1 inhibitor, one VEGFR TKI and one HIF2α inhibitor (n=23).

As of the September 1, 2026 data-cut:

●	Efficacy evaluable patients enrolled with prior treatment exposure to at least one PD-(L)1 inhibitor and at least 2 or more VEGFR TKIs reported 18 confirmed partial responses and 1 confirmed complete response (45% cORR; 95% CI, 29.9% – 61.3%).

●	Efficacy evaluable “triple class exposed” patients with prior treatment exposure to at least one PD-(L)1 inhibitor, one VEGFR TKI and one HIF2α inhibitor reported 8 confirmed partial responses (35% cORR; 95% CI, 16.4% – 57.3%).

Xencor plans to initiate a global randomized trial comparing XmAb819 with tivozanib as a control arm in advanced ccRCC patients who have prior treatment with one PD-(L)1 inhibitor and at least one VEGFR TKI. Xencor anticipates that, subject to further interactions with FDA, this study, if successful, could serve as the basis for full approval of XmAb819 as a monotherapy in the second- and third-line treatment setting for patients with advanced ccRCC. In a sub-group analysis of the TiNivo-2 study in a similar treatment line (patients who were post PD-(L)1 and at least one VEGFR TKI), tivozanib achieved a median PFS of 5.4 months, a 6-month PFS Kaplan-Meier estimate of 41% and a cORR of 10.5%.1

Proof-of-concept sub-studies to enable expansion of XmAb819 development are ongoing.

●	Dose escalation of subcutaneous administration in advanced ccRCC is ongoing, with anticipated results during the first half of 2027.

●	Part C of the ongoing Phase 1 study is enrolling patients with ENPP3+ advanced papillary RCC, colorectal cancer and non-small cell lung cancer.

●	Part D of the ongoing Phase 1 study is enrolling patients with IMDC intermediate- to poor-risk ccRCC, who have progressed after nivolumab in combination with ipilimumab as a first-line treatment and are naïve to VEGFR TKI therapy.

●	Part F of the ongoing Phase 1 study is planned as a safety study for the combination of XmAb819 with nivolumab to potentially enable front-line development.

Cohorts to evaluate every 3-week intravenous dosing and reduced hospitalization requirements are planned.

[1]	Reference: Motzer RJ, et al. Final analysis of the TiNivo-2 phase 3 trial: Long-term outcome of Tivozanib (Tivo) in patients with metastatic renal cell carcinoma (mRCC). Poster presented at: ASCO Annual Meeting; May 29-June 2, 2026; Chicago, IL. Poster 34. Cross-trial comparison is provided for illustration only and is not based on head-to-head studies; trials differ in design, population and response assessment, and strong caution should be exercised when comparing data across unrelated trials.

About XmAb819

XmAb819 is a potential first-in-class, tumor-targeted, T-cell engaging XmAb® 2+1 bispecific antibody in development for patients with clear cell renal cell carcinoma (ccRCC) and other tumors with high ENPP3 expression, including colorectal cancer, non-small cell lung cancer and papillary renal cell carcinoma. XmAb819 is designed to engage the immune system and to activate T cells for highly potent and targeted lysis of tumor cells expressing ENPP3. ENPP3 is a differentially expressed target, with high-level expression in renal cell carcinoma (RCC) and low-level expression on normal tissues. With two tumor-antigen binding domains and one T-cell binding domain, Xencor’s XmAb® 2+1 format is designed to enable antibodies to bind more avidly and selectively kill tumor cells with higher antigen density, potentially sparing normal cells. XmAb819 is being evaluated in a Phase 1 clinical study, and Xencor plans to initiate a potential registration-enabling study of XmAb819 as a monotherapy in advanced ccRCC by the end of 2027. Clinical development also includes evaluation of subcutaneous administration, combination therapy, and in additional ENPP3-expressing tumor types.

About Xencor

Xencor is a clinical-stage biopharmaceutical company developing engineered antibodies for the treatment of patients with cancer and autoimmune diseases. More than 20 candidates engineered with Xencor’s XmAb® technology are in clinical development, and multiple XmAb medicines are marketed by partners. Xencor’s XmAb engineering technology enables small changes to a protein’s structure that result in new mechanisms of therapeutic action. For more information, please visit www.xencor.com.

Forward-Looking Statements

Certain statements contained in this press release may constitute forward-looking statements within the meaning of applicable securities laws. Forward-looking statements include statements that are not purely statements of historical fact, and can generally be identified by the use of words such as “potential,” “can,” “will,” “plan,” “may,” “could,” “would,” “expect,” “anticipate,” “seek,” “look forward,” “believe,” “committed,” “investigational,” “indicates,” “supports,” and similar terms, or by express or implied discussions relating to Xencor’s business, including, but not limited to, statements regarding expectations for clinical progress, planned presentations of clinical data, planned and in process clinical trials, including trial design, timing for initiation or disclosing results, potential results, dose selection, expected results and discussions with regulatory authorities, Xencor’s cash runway, any potential accelerated approval or pathway, the potential for trials to be registrational, any potential approvals, the quotations from Xencor’s president and chief executive officer and the study investigator, and other statements that are not purely statements of historical fact. Such statements are made on the basis of the current beliefs, expectations, and assumptions of the management of Xencor and are subject to significant known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements and the timing of events to be materially different from those implied by such statements, and therefore these statements should not be read as guarantees of future performance or results. Such risks include, without limitation, the risks associated with the process of discovering, developing, manufacturing and commercializing drugs that are safe and effective for use as human therapeutics and other risks, including the ability of publicly disclosed preliminary clinical trial data to support continued clinical development and regulatory approval for specific treatments and the risks, uncertainties and other factors described under the heading “Risk Factors” in Xencor’s annual report on Form 10-K for the year ended December 31, 2025 as well as Xencor’s subsequent filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended to date. All forward-looking statements are qualified in their entirety by this cautionary statement and Xencor undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date hereof, except as required by law.

Contacts

Charles Liles
cliles@xencor.com

For media:

media@xencor.com

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